Exhibit 5.1

Duane Morris LLP

22 Vanderbilt 335 Madison Avenue, 23rd Floor

New York, NY 10017-4669

PHONE: 212.692.1000 FAX: 212.692.1020

October 31, 2025

SHF Holdings, Inc.

1526 Cole Blvd., Suite 250

Golden, Colorado 80401

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to SHF Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) for filing with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of 424,891 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share, which Shares are reserved, or which may be reserved, for issuance pursuant to the Amendment to the SHF Holdings, Inc. Amended and Restated – 2022 Equity Incentive Plan (as amended and/or restated from time to time, the “Plan”). This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

In connection with the opinion set forth in this opinion letter, we have examined the Registration Statement, originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Second Amended and Restated Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, photostatic or other copies and the authenticity of the originals of all documents submitted to us as copies.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion letter. This opinion letter is limited solely to the federal laws of the United States and the Delaware General Corporation Law as in effect on the date hereof, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinion expressed herein.

SHF Holdings, Inc.

October 31, 2025

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and the Registration Statement and the related prospectus, will be legally issued, fully paid and non-assessable.

The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinion expressed herein that we may become aware of after the date hereof.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement to be filed by the Company on or about the date hereof. In giving the opinion herein set forth, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Duane Morris LLP